As filed with the Securities and Exchange Commission on May 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Belite Bio, Inc
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
12750 High Bluff Drive Suite 475,
San Diego, CA 92130
Telephone: +1-858-246-6240
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Telephone: +1-302-738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Portia Ku, Esq.
Vincent Lin, Esq.
O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
+1-212-326-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company   ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which will specifically state that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated May 1, 2023
PROSPECTUS
Up to $300,000,000 of American Depositary Shares
Representing Ordinary Shares
Belite Bio, Inc
Belite Bio, Inc, a holding company incorporated in the Cayman Islands in March 2018, may from time to time offer and sell, in one or more offerings, up to $300,000,000 of our American Depositary Shares, or ADSs, each representing one ordinary share, par value $0.0001 per share. Any time we offer the ADSs covered by this prospectus, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and may also add, update or change information contained in this prospectus.
We may offer our ADSs for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the ADSs, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.
Our principal executive offices are located at 12750 High Bluff Drive Suite 475, San Diego, CA 92130, and our telephone number is +1-858-246-6240. Our registered address in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our ADSs together with additional information described under the heading “Where You Can Find More Information.” Our ADSs are quoted on the Nasdaq Capital Market under the symbol “BLTE.” The closing price of our ADSs, as reported on the Nasdaq Capital Market on April 28, 2023, was $28.93.
Investing in our ADSs involves risks. We are a holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct operations primarily through our direct and indirect wholly owned subsidiaries established in the US, Australia, Hong Kong and the People’s Republic of China, or the PRC. The securities offered in this prospectus are securities of our Cayman Islands holding company, not of our operating subsidiaries.
We do not have any substantive operations or employees in the PRC at present and the clinical trials in the PRC in connection with our product candidate are conducted via a contract research organization. However, we may still be subject to certain legal and operational risks associated with our clinical trials conducted in the PRC, including those changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which may materially and adversely affect our business, financial condition, results of operations and the market price of our ADSs. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer our ADSs to investors, and could cause the value of our ADSs to significantly decline or become worthless. Although we are not a China-based issuer, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. Such laws and regulations, including China’s new Data Security Law, Cybersecurity Review Measures, Personal Information Protection Law, and any other future laws and regulations, may require us to incur significant expenses and could materially affect our ability to conduct our business, accept non-PRC investments or list on a U.S. or foreign exchange.
Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the Public Company Accounting Oversight Board (the “PCAOB”), there is no guarantee that future audit reports will be prepared by auditors that are completely inspected by the PCAOB and, as such, our investors may in the future be deprived of such inspections, which could result in limitations or restrictions to our ability to access the U.S. capital markets. Furthermore, trading in our securities may be prohibited under the Holding Foreign Companies Accountable Act or the Accelerating Holding Foreign Companies Accountable Act (if enacted) if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely or the SEC identifies us as a Commission-Identified Issuer, and as a result, U.S. national securities exchanges, such as Nasdaq, may determine to delist our securities. The PCAOB currently has access to inspect the working papers of our auditor. Our principal auditor is not headquartered in Mainland China or Hong Kong and was not identified in the Determination Report issued on December 16, 2021 as a firm subject to the PCAOB’s determination.
We are a “controlled company” as defined under the Nasdaq Stock Market Rules. Lin Bioscience International Ltd., our principal shareholder, holds more than 50% of the shareholder voting power of our outstanding share capital, and can exert substantial influence over matters such as electing directors and approving material mergers, acquisitions, strategic collaborations or other business combination transactions. For so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that our board be comprised of a majority of independent directors.
As a holding company, we may rely on cash dividends, distributions and other transfers from our subsidiaries to make dividend payments. As of the date of this prospectus, there have not been any such dividends or other distributions from our subsidiaries. In addition, none of our subsidiaries have ever issued any dividends or distributions to us or to U.S. investors. See the section titled “Our Company — Cash Transfers and Dividend Distribution” beginning on page 5 of the prospectus.
We are an “emerging growth company” and a “foreign private issuer” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.
Risks associated with an investment in our ADSs will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 11 of this prospectus.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated           , 2023.

ABOUT THIS PROSPECTUS
This document is called a prospectus and is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process we may, from time to time, offer and sell, in one or more offerings, up to $300,000,000 of our American Depositary Shares, or ADSs, each representing one ordinary share, par value $0.0001 per share. The offer and sale of our ADSs under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”
This prospectus only provides you with a general description of the ADSs that we may offer. Each time we sell our ADSs, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ADSs, you should carefully read the registration statement, including exhibits to the registration statement, this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
When acquiring any ADSs described in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriter, dealer or agent have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our ADSs in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.
We may sell our ADSs to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.
When we refer to “Belite,” “we,” “us,” “our,” and the “Company,” we mean Belite Bio, Inc, together with its direct and indirect wholly owned subsidiaries, Belite Bio Holdings Corp., Belite Bio, LLC, RBP4 Pty Ltd, Belite Bio (HK) Limited and Belite Bio (Shanghai) Limited.
All references in this prospectus to “$”, “US$”, “USD”, “U.S. dollars” and “dollars” are to the legal currency of the United States, all references to “AUD” are to the legal currency of Australia and all references to “Renminbi” or “RMB” are to the legal currency of China. Our reporting currency is the U.S. dollar. The functional currency of the Company’s subsidiaries located in the United States and Hong Kong is U.S. dollars. The functional currency of the Company’s subsidiary located in Australia is AUD, and the functional currency of the Company’s subsidiary located in China is RMB. Unless otherwise stated, all translations from AUD to U.S. dollars and from U.S. dollars to AUD in this prospectus are made at a rate of AUD0.6783 to US$1.00, and all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at the rate of RMB6.964 to US$1.00. We make no representation that any RMB, AUD or U.S. dollar amounts could have been, or could be, converted into U.S. dollars, AUD or RMB, as the case may be, at any particular rate, or at all.
The “Belite Bio” and “倍亮生物” names and logos are our trademarks, trade names and service marks. This prospectus contains additional trademarks, service marks, logos, copyrights and trade names of others, which are the property of their respective owners. All trademarks, service marks, logos, copyrights and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, logos, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Solely for convenience, the trademarks, service marks, logos, copyrights and trade names referred to in this prospectus are without the ® and ™ symbols. Such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, logos, copyrights and trade names or that the applicable owner will not assert its rights to these trademarks, service marks, logos, copyrights and trade names.

OUR COMPANY
Business Overview
We are a clinical stage biopharmaceutical drug development company focused on advancing novel therapeutics targeting retinal degenerative eye diseases which have significant unmet medical needs such as (i) atrophic age-related macular degeneration (AMD), commonly known as Geographic Atrophy (GA) in advanced dry AMD, and (ii) autosomal recessive Stargardt disease type 1, or STGD1, both of which cause progressive loss of vision leading to permanent blindness. Our drug development pipeline also includes a small molecule, orally administered compound which is intended for the treatment of metabolic diseases such as non-alcoholic fatty liver disease, or NAFLD, nonalcoholic steatohepatitis, or NASH, type 2 diabetes, or T2D, and gout.
Tinlarebant (LBS-008)
Our lead product candidate, Tinlarebant (a/k/a LBS-008), is an orally administered, once-a-day tablet intended as an early intervention for maintaining the health and integrity of retinal tissues in STGD1 and GA patients. STGD1 is a rare monogenetic juvenile-onset macular dystrophy that is characterized by the aberrant and excessive accumulation of toxic vitamin A byproducts known as bisretinoids and cellular debris, or lipofuscin, which precedes the death of retinal tissue and loss of vision. Although an orphan disease, STGD1 is the most common juvenile macular degeneration. Dry AMD is a heterogenous condition that arises from a complex interplay between age, genetics and environmental factors, such as diet and smoking, but has a pathology and course of disease that strongly resembles that of STGD1, particularly in intermediate and advanced stages. Currently, there are no FDA approved treatments for STGD1 and no approved orally administered treatments for GA. Therefore, if approved, Tinlarebant would be a novel oral therapeutic addressing an unmet medical need in both STGD1 and GA.
In both STGD1 and GA, the accumulation of bisretinoid toxins has been implicated in progression of retinal disease. Bisretinoids are cytotoxic byproducts of vitamin A (retinol) derived from circulating retinol. As a result, it is hypothesized that reduction of retinol delivery to the eye may reduce bisretinoid accumulation and slow disease progression in STGD1 and GA patients.
The sole carrier protein for delivery of retinol to the eye is serum retinol binding protein 4, or RBP4. Developed from our RBP4 intellectual property portfolio, or RBP4 IP Portfolio, Tinlarebant was designed to be a potent and reversible RBP4 antagonist. As an RBP4 antagonist, Tinlarebant reduces the amount of retinol entering the visual cycle thereby reducing the formation of bisretinoid toxins which will ultimately preserve the health of the retina. We hold a worldwide exclusive license of the RBP4 IP Portfolio from Columbia University, which contains disclosure directed to over 400 structurally distinct RBP4 antagonists under patent protection in major pharmaceutical markets worldwide, including the United States, the European Union, China, Australia, Japan, South Korea and India.
Tinlarebant was designed to target RBP4 as a means to sustain reduced retinol delivery to the eye and reduce the accumulation of bisretinoids in ocular tissue. Our available data suggest that this therapeutic approach could potentially slow disease progression and vision loss in patients affected with STGD1, which shares strong pathophysiologic similarities with GA. In clinical trials, Tinlarebant has demonstrated a target specificity and potency that we believe could be clinically meaningful for STGD1 and GA patients.
To support the clinical development of Tinlarebant, as of mid-2020, we had completed one Phase 1 single ascending dose, or SAD, study in 40 healthy adult subjects in the U.S., one Phase 1 SAD study in 39 healthy adult subjects and one Phase 1 multiple ascending dose, or MAD, study in 32 healthy adult subjects in Australia. These studies involved 111 healthy adult subjects in total and evaluated the safety, toxicity, pharmacokinetics, or PK, and pharmacodynamics, or PD, of Tinlarebant.
To support the clinical development of Tinlarebant in STGD1, following completion of the foregoing studies, an open-label, dose-finding Phase 1b/2 clinical trial in adolescent STGD1 subjects was initiated in Australia and Taiwan. The study design includes two portions: the Phase 1b portion was a 1-month dose finding study which enrolled 11 adolescent STGD1 subjects; and the Phase 2 portion is a 2-year extension of the Phase 1b portion in which the 11 STGD1 subjects participating in Phase 1b rolled over into the

Phase 2 portion. Two additional adolescent STGD1 subjects were enrolled, giving a total of 13 adolescent STGD1 subjects, in the Phase 2 study. The PD data from the Phase 1b portion has shown that during the repeat dosing, Tinlarebant can achieve a sustained mean RBP4 reduction of over 70%, relative to baseline values. The Phase 2 portion of this study is ongoing. We have obtained 6-month and 12-month treatment data which we believe show halting or slowing of lesion growth.
Based on data from the Phase 1b/2 study, we have initiated a Phase 3 clinical trial named “DRAGON” in adolescent STGD1 patients. This study, which is a multi-center, randomized, double masked, placebo controlled study to evaluate the safety and efficacy of Tinlarebant in the treatment of adolescent STGD1 patients, has commenced in the U.S., the United Kingdom, Germany, Netherlands, France, Belgium, Switzerland, China, Hong Kong, Taiwan, and Australia. As of April 28, 2023, we have enrolled 54 subjects for the DRAGON trial.
To support the clinical development of Tinlarebant in GA, in addition to the foregoing Phase 1 studies completed as of mid-2020, we have also recently completed a Phase 1b dose-finding study in healthy adults to determine the appropriate dose for subjects with similar age and body mass index as GA patients. This study was an open-label, parallel, single-dose, clinical trial designed to evaluate the PK and PD of Tinlarebant in healthy subjects aged between 50 to 85. We identified a dose that we believe produces the desired PD effect against RBP4.
We confirmed the clinical trial design of our Phase 3 study in GA patients with the FDA in November 2022. This study is designed to evaluate the safety and efficacy of Tinlarebant in patients with GA associated with dry AMD. Following the IND amendment submitted to FDA in January 2023, we plan to commence enrollment in a Phase 3 study named “PHOENIX” in mid-2023. PHOENIX will be a multicenter, randomized, double-masked, placebo-controlled study to evaluate the safety and efficacy of Tinlarebant in GA subjects.
LBS-009
LBS-009 is an anti-RBP4 oral therapy targeting liver disease, including NAFLD, NASH, and T2D.
NAFLD occurs when an excess accumulation of fat damages the liver. It is estimated that approximately 1.8 billion adult patients suffer from NAFLD worldwide as of 2021. Over time, liver damage and the associated inflammation can lead to the development of NASH, which impacts an estimate of more than 9 million adult patients in the United States alone as of 2021. As the disease progresses, it can lead to cirrhosis and eventually, complete liver failure. NAFLD and NASH are a growing unmet need for which no FDA-approved treatments are currently available.
T2D is a chronic disease that occurs when the body cannot effectively use insulin, the hormone that regulates blood sugar levels. The health impact of T2D is profound, potentially causing damage to the eyes, heart, blood vessels, kidneys, and nerves. T2D is on the rise, with approximately 536 million adult patients globally as of 2021.
LBS-009 is a small molecule designed to compete with retinol for RBP4 binding. When bound to LBS-009, RBP4 can no longer form a large molecular weight complex with transthyretin, or TTR. Without TTR, the RBP4/LBS-009 complex can be removed from circulation by renal filtration. We believe that modulating RBP4 concentrations systemically with LBS-009 has a significant therapeutic potential for treating patients suffering from metabolically associated diseases, including NAFLD, NASH and T2D.
LBS-009 is currently in preclinical development.

Organizational Structure
The following diagram illustrates our corporate structure as of the date of this prospectus:
Cash Transfers and Dividend Distribution
Our cash is primarily held by our holding company, Belite. Belite is permitted under the laws of the Cayman Islands to provide funding to our subsidiaries through capital contributions or loans, and there are currently no restrictions on transferring funds between our Cayman Islands holding company and subsidiaries in the U.S., Australia and Hong Kong. Our ability to make loans and additional capital contribution to our PRC subsidiary may be restricted by PRC law.
In the normal course of our business, Belite evaluates the financial condition and capital needs of our subsidiaries periodically and provides funding for their operations via equity investments and intercompany loans. As of the date of this prospectus, we have provided US$20 million to our subsidiaries via capital contribution, including a US$0.5 million intercompany loan to Belite Bio Holdings Corp. that was repaid via the issuance of shares of its common stock, and a capital contribution of US$125,000 to our Hong Kong subsidiary, which further invested US$115,000 in our PRC subsidiary via capital contribution.
Our subsidiaries outside of mainland China are permitted, under the respective laws of the U.S., Australia and Hong Kong, to provide funding to Belite through dividend distribution without restrictions on the amount of the funds. Our PRC subsidiary generates no revenue as of the date of this prospectus, but should it generate revenue in the future, its ability to distribute dividends to us will be limited by foreign exchange restrictions. In addition, restrictions on currency exchanges in China may limit our ability to freely convert Renminbi to fund any future business activities outside China or other payments in U.S. dollars, and capital control measures imposed by the Chinese government may limit our ability to use capital from our PRC subsidiary for business purposes outside of China. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, cannot be made in currencies other than Renminbi without complying with certain procedural requirements of the State Administration of Foreign Exchange, or SAFE. Specifically, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into another currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in currencies other than Renminbi. As a result, we may need to obtain SAFE approval or registration to use cash generated from the operations of our PRC subsidiary to pay off its debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. On the other hand, the PRC Enterprise Tax

Law (EIT Law) and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. As of the date of this prospectus, we have not received nor do we have any present plan to receive dividends paid by our U.S., Australia, Hong Kong and PRC subsidiaries.
As of the date of this prospectus, we have not adopted any specific cash management policies and procedures in relation to how funds are transferred within/through our group. Our management monitors the cash position of each entity within our group regularly, and prepares budgets for our subsidiaries on a monthly basis. In the event that there is a need for cash or a potential short-term cashflow shortages, it would be reported to our chief financial officer and, subject to the approval by our board of directors, we will enter into an intercompany loan arrangement for relevant subsidiary.
Our Board of Directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, subject to the provisions in our articles of association, our shareholders may by ordinary resolution declare a dividend not exceeding the amount recommended by our Board of Directors. As of the date of this prospectus, we have not paid and do not have any present plan to declare or pay any dividends in the foreseeable future. We currently intend to retain most of our available funds and any future earnings to fund the development and growth of our business.
Summary of Risk Factors
An investment in our ADSs is subject to a number of risks that if realized could materially affect our business, financial condition, results of operations, cash flows and access to liquidity. Investors should carefully consider all of the information in this prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement before making an investment in the ADSs. The following list summarizes some, but not all, of these risks. Please read the information in the section entitled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F for a more thorough description of these and other risks.
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Our business is highly dependent on the success of our lead product candidate, Tinlarebant (a/k/a LBS-008). If we are unable to develop, obtain marketing approval for or successfully commercialize Tinlarebant, either alone or through a collaboration, or if we experience significant delays in doing so, our business could be harmed;

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Both of our product candidates (i.e. Tinlarebant and LBS-009) are in clinical or preclinical development. If we are unable to complete clinical development and obtain regulatory approval to ultimately commercialize our product candidates, or if we experience significant delays in doing so, our business, financial condition, results of operations and prospects will be materially harmed;

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We have recorded net cash outflow from operating activities since our inception and will need to obtain additional financing to fund our operations. If we are unable to obtain such financing, we may be unable to complete the development and commercialization of our product candidates;

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We have a limited operating history and no history of commercializing pharmaceutical products, which may make it difficult to evaluate the prospects for our future viability;

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The regulatory approval processes of the FDA, the TGA, the NMPA, the EMA and other comparable regulatory authorities are time-consuming and may evolve over time, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed;

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All material aspects of the research, development, manufacturing and commercialization of pharmaceutical products are heavily regulated;

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If we are unable to obtain and maintain patent and other intellectual property protection for our product candidates, or if the scope of such intellectual property rights obtained is not sufficiently broad, third parties could develop and commercialize products and technologies similar or identical to ours and compete directly against us, and our ability to successfully commercialize any product or technology may be adversely affected;

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We depend on intellectual property licensed from third parties, and our current and future licensors may not always act in our best interest. If we fail to comply with our obligations under our intellectual property licenses, if the licenses are terminated or if disputes regarding these licenses arise, we could lose significant rights that are important to our business;

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If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of our ADSs may be materially and adversely affected;

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Our future success depends on our ability to attract, retain and motivate senior management and qualified scientific employees;

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As we rely on third parties to conduct our preclinical studies, clinical trials, contract manufacture drug substances and drug products, and provide other important services related to product development, regulatory submissions, and commercialization, if we lose our relationships with these third parties or if they do not successfully carry out their contractual duties, comply with applicable laws, or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed;

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We expect to seek to establish collaborations and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans; and

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As a result of our principal shareholder, Lin Bioscience International Ltd.’s significant share ownership position in us, it is able to influence corporate matters and a conflict of interest may arise between our principal shareholder and us.

Implications of Being an Emerging Growth Company
We are an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Pursuant to the JOBS Act, we have elected to take advantage of the benefits of this extended transition period for complying with new or revised accounting standards. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.
We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (b) December 31, 2027; (c) the date on which we have, during the preceding three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.
Implications of Being a Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
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the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.
Implications of being a Controlled Company
We are a “controlled company” as defined under the Nasdaq Stock Market Rules, because one of our shareholders holds more than 50% of our voting power. As a result, for so long as we remain a controlled company as defined under that rule, we are exempt from, and our shareholders generally are not provided with the benefits of, some of the Nasdaq Stock Market corporate governance requirements, including that:
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a majority of our board of directors must be independent directors;

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our compensation committee must be composed entirely of independent directors; and

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our corporate governance and nomination committee must be composed entirely of independent directors.

As of the date of this prospectus, three of our seven directors were independent and the remaining four directors, including our chief executive officer and chief financial officer, were appointed by our controlling shareholder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement may contain or incorporate forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements stated in or implied by these forward-looking statements.
All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 27A of the Securities Act and 21E of the Exchange Act and as defined in the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should refer to the “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our annual reports on Form 20-F and reports on Form 6-K filed with the SEC and incorporated by reference into this prospectus for specific risks that could cause actual results to be significantly different from those stated in or implied by these forward-looking statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. Forward-looking statements speak only as of the date made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should read this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from any future results stated in or implied by these forward-looking statements.
Forward-looking statements in this prospectus include, but are not limited to, statements about:
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the timing of the initiation, progress and potential results of our preclinical studies, clinical trials and our discovery programs;

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the timing and likelihood of regulatory filings and approvals, including with respect to additional indications beyond the initial indication for which we are seeking approval for our product candidates;

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our ability to advance our product candidates into drugs, and the successful completion of clinical trials;

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the approval, commercialization, pricing and reimbursement of our product candidates;

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the competitive landscape and size of the market opportunity for our product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

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estimates of our costs, expenses, future revenues, capital expenditures and our needs for additional financing;

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our ability to attract and retain senior management and key employees;

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our future business development, financial condition and results of operations;

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future developments, trends, conditions and competitive landscape in the industry and markets in which we operate;

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our strategies, plans, objectives and goals and our ability to successfully implement these strategies, plans, objectives and goals;

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costs associated with enforcing or defending against intellectual property infringement, misappropriation or violation, product liability and other claims;

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our ability to establish and maintain collaborations or licensing agreements;

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our ability to identify and integrate new product candidates, technologies and/or suitable acquisition targets;

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our ability to effectively manage our growth;

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changes to regulatory and operating conditions in our industry and markets; and

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the potential impact of COVID-19 and other epidemics on our current and future business development, financial condition and results of operations.

The “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our annual reports on Form 20-F and reports on Form 6-K filed with the SEC and incorporated by reference into this prospectus discusses the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any prospectus supplement.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE
We may, from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement), offer and sell, in one or more offerings, up to $300,000,000 of our ADSs, each representing one ordinary share, par value $0.0001 per share. The price per ADS offered will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS
Our management will have broad discretion over the use of the net proceeds from the sale of our ADSs pursuant to this prospectus, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. We intend to use the net proceeds from the sale of any securities offered under this prospectus for our clinical trials and further clinical development of Tinlarebant, funding our research and development of our other pipeline products and for working capital and other general corporate purposes, unless otherwise indicated in the applicable prospectus supplement or free writing prospectus. We will set forth in the applicable prospectus supplement or free writing prospectus our intended use for the net proceeds received from the sale of any securities sold pursuant to the prospectus supplement or free writing prospectus.

CAPITALIZATION
Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL
We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.
As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 shares comprised of (i) 400,000,000 ordinary shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our third amended and restated memorandum and articles of association. As of the date of this prospectus, 25,226,255 ordinary shares were issued and outstanding. All of our issued and outstanding ordinary shares are fully paid.
Our Third Amended and Restated Memorandum and Articles of Association
The following are summaries of material provisions of our current third amended and restated memorandum and articles of association that became effective immediately prior to the completion of our initial public offering, or IPO, in April 2022 (our “Memorandum and Articles of Association”) insofar as they relate to the material terms of our ordinary shares.
Objects of Our Company.   Under our Memorandum and Articles of Association, the objects of our company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Ordinary Shares.   Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders, whether residents or non-residents of the Cayman Islands, may freely hold and vote their shares as described below.
Dividends.   Our directors may from time to time declare dividends (including interim dividends) and other distributions on our shares in issue and authorize payment of the same out of the funds of our company lawfully available therefor. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if that would result in our company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the dividend is paid.
Voting Rights.   Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. Holders of ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any such general meeting. On all matters subject to a vote at general meetings of our company, (1) on a show of hands, each shareholder shall be entitled to one vote, whereas (2) on a poll, each shareholder shall be entitled to one vote per ordinary share. Our ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Voting at any meeting of shareholders shall be decided by way of a poll save that the chairman of the meeting may, in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Where a show of hands is allowed, before or on the declaration of the results of the show of hands, a poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy at the meeting.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares which are cast by those of our shareholders who attend and vote at the meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares which are cast by those of our shareholders who attend and vote at the meeting. Under the Companies Act, a special resolution will be required in order for our company to effect certain important matters as stipulated in the Companies Act, such as a change of name or making changes to our Memorandum and Articles of Association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.
General Meetings of Shareholders.   As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles of

Association provide that we may (but are not obliged to, unless as required by applicable law or the Nasdaq Stock Market rules) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors.
Shareholders’ general meetings may be convened by the chairman of our Board of Directors or a majority of our directors (acting by a resolution of our board). Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at such general meeting.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will be required to convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Transfer of Ordinary Shares.   Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors.
Our Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our Board of Directors may also decline to register any transfer of any ordinary share unless:
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the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

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the instrument of transfer is in respect of only one class of ordinary shares;

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the instrument of transfer is properly stamped, if required;

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in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

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a fee of such maximum sum as Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they must, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may, after compliance with any notice required of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our Board of Directors may, in its absolute discretion, from time to time determine; provided, however, that the registration of transfers may not be suspended nor the register closed for more than 30 calendar days in any calendar year.
Liquidation.   On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.
Calls on Shares and Forfeiture of Shares.   Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption, Repurchase and Surrender of Shares.   We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined, before the issue of such shares, by our Board of Directors or by our shareholders by ordinary resolution. Our company may also redeem or repurchase any of our shares on such terms and in such manner as have been approved by our Board of Directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variation of Rights of Shares.   Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to any class, be deemed to be materially adversely varied or abrogated by the creation, allotment, or issue of further shares ranking pari passu with or subsequent to such existing class of shares, or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied or abrogated by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.
Issuance of Additional Shares.   Our Memorandum and Articles of Association authorize our Board of Directors to issue additional ordinary shares from time to time as our Board of Directors may determine, to the extent of available authorized but unissued shares.
Our Memorandum and Articles of Association also authorize our Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
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the designation of the series;

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the number of shares of the series;

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the dividend rights, dividend rates, conversion rights, voting rights;

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the rights and terms of redemption and liquidation preferences; and

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any other powers, preferences and relative, participating, optional and other special rights.

Our Board of Directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.
Inspection of Books and Records.   Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than our Memorandum and Articles of Association, our register of mortgages and charges, and copies of any special resolutions passed by our shareholders). However, we provide our shareholders with annual audited financial statements that are filed in our annual reports on Form 20-F. See “Where You Can Find More Information.”
Anti-Takeover Provisions.   Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
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authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

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limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.
Changes in Capital.   Our shareholders may from time to time by ordinary resolution:
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increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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sub-divide our existing shares, or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

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cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.
Exempted Company.   We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:
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does not have to file an annual return of its shareholders with the Registrar of Companies;

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is not required to open its register of members for inspection;

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does not have to hold an annual general meeting;

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may issue shares with no par value;

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Differences in Corporate Law
The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements.   The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.
The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.
Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.
Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved (a) 75% in value of shareholders; or (b) a majority in number representing 75% in value of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:
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the statutory provisions as to the required majority vote have been met;

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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.
If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Shareholders’ Suits.   In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:
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a company acts or proposes to act illegally or ultra vires;

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the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

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those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.   Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that we shall indemnify our directors and officers, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Directors’ Fiduciary Duties.   Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
As a matter of Cayman Islands law, a director of a Cayman Islands exempted company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands exempted company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.
Shareholder Action by Written Consent.   Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held, and any such resolution in writing shall be as valid and effective as if the same had been passed at a general meeting of our company duly convened and held.
Shareholder Proposals.   Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the Board of Directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and outstanding shares of our company as of the date of the deposit that are entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.
Cumulative Voting.   Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a Board of Directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.
There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors.   Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our

Memorandum and Articles of Association, directors may be removed by an ordinary resolution of our shareholders. A director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) is prohibited by any applicable law or the Nasdaq Stock Market rules from being a director; (v) without special leave of absence from our board, is absent from meetings of our board for three consecutive meetings and our board resolves that his office be vacated; or (vi) is removed from office pursuant to any other provision of our Memorandum and Articles of Association.
Transactions with Interested Shareholders.   The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the Board of Directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s Board of Directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding up.   Under the Delaware General Corporation Law, unless the Board of Directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the Board of Directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the Board of Directors.
Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or, if we are unable to pay our debts as they fall due, by an ordinary resolution of our shareholders.
Variation of Rights of Shares.   Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be materially adversely varied or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied or abrogated by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied or abrogated by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents.   Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association, our Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.
Rights of Non-resident or Foreign Shareholders.   There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association that require our company to disclose shareholder ownership above any particular ownership threshold.
History of Securities Issuances
The following is a summary of our securities issuances in the past three years.
Ordinary Shares
On December 31, 2020, we issued 727,676 ordinary shares to the optionees for the options exercised. Specifically, we issued: (i) 367,515 ordinary shares to Yu-Hsin Lin, our Founder, Chief Executive Officer and Chairman of the Board of Directors; (ii) 257,260 ordinary shares to Hao-Yuan Chuang, our Chief Financial Officer; (iii) 36,751 ordinary shares to Hung-Wei Chen; (iv) 22,050 ordinary shares to Wan-Shan Chen; (v) 22,050 ordinary shares to Ming-Chiu Wu; and (vi) 22,050 ordinary shares to Yun-Ju Huang, in their exercise of options granted.
On December 31, 2021, we issued 706,406 ordinary shares to the optionees for the options exercised. Specifically, we issued: (i) 364,213 ordinary shares to Yu-Hsin Lin, our Founder, Chief Executive Officer and Chairman of the Board of Directors; (ii) 254,950 ordinary shares to Hao-Yuan Chuang, our Chief Financial Officer; (iii) 21,684 ordinary shares to Hung-Wei Chen; (iv) 23,463 ordinary shares to Wan-Shan Chen; (v) 20,243 ordinary shares to Ming-Chiu Wu; and (vi) 21,853 ordinary shares to Yun-Ju Huang, in their exercise of options granted.
In April 2022, we completed our IPO on the Nasdaq Capital Market pursuant to which we issued 6,000,000 ADSs, representing 6,000,000 ordinary shares, at $6.00 per share for gross proceeds of $36.0 million. On May 20, 2022, the underwriter partially exercised its over-allotment option to purchase 772,091 ADS, resulting in additional net proceeds of $4.3 million.
In connection with our IPO, we adopted the 2022 Performance Incentive Plan, to provide additional incentives to selected employees, directors and consultants, and to enable our company to obtain and retain the services of these individuals. The 2022 Performance Incentive Plan enables us to grant share options, share appreciation rights and other awards to our employees, directors and consultants. The initial aggregate amount of ordinary shares that may be issued under the 2022 Performance Incentive Plan is 1,748,667, provided that the shares reserved under the 2022 Performance Incentive Plan shall automatically increase on the first trading day in January of each calendar year during the term of the 2022 Performance Incentive Plan, commencing in January 2023, by an amount equal to (i) four percent (4%) of the total number of ordinary shares issued and outstanding on December 31 of the immediately preceding calendar year or (ii) such lesser number of ordinary shares as may be established by our Board of Directors. As of April 28, 2023, there were 1,090,123 shares remaining available for grant.
As of April 28, 2023, there were 1,638,667 options outstanding under the 2022 Performance Incentive Plan, with a weighted average exercise price of $6.00, of which 350,466 shares were vested.
Preferred Shares
On December 24, 2020, we closed a private placement transaction pursuant to which we sold an aggregate of 5,443,272 Series B Preferred Shares for an aggregate consideration of $23,000,000 in cash.
All of our preferred shares were automatically converted into ordinary shares immediately prior to the completion of our IPO.

Depositary, Transfer Agent and Registrar
The depositary for the ADSs is Deutsche Bank Trust Company Americas. Our ordinary share register is maintained by Maples Fund Services (Cayman) Limited. The share register reflects only record owners of our ordinary shares. Holders of our ADSs will not be treated as one of our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. For discussion on our ADSs and ADS holder rights, see “Description of American Depositary Shares” in this prospectus.
Listing
Our ADSs are listed on the Nasdaq Capital Market under the symbol “BLTE.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES
American Depositary Shares
Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one ordinary share, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.
The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “— Jurisdiction and Arbitration.”
The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”
Holding the ADSs
How will you hold your ADSs?
You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.
Dividends and Other Distributions
How will you receive dividends and other distributions on the ordinary shares?
The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.
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Cash.   The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those

ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.
Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
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Shares.   For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

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Elective Distributions in Cash or Shares.   If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

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Rights to Purchase Additional Shares.   If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).
U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.
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Other Distributions.   Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.
Deposit, Withdrawal and Cancellation
How are ADSs issued?
The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.
How do ADS holders cancel an American Depositary Share?
You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.
How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?
You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.
Voting Rights
How do you vote?
You may instruct the depositary to vote the ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our Memorandum and Articles of Association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.
We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.
The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.
In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.
Compliance with Regulations
Information Requests
Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our Memorandum and Articles of Association, any resolutions of our Board of Directors adopted pursuant to such Memorandum and Articles of Association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our Memorandum and Articles of Association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.
Disclosure of Interests
Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the Nasdaq Stock Market and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our Memorandum and Articles of Association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.
Fees and Expenses
As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):
Service	Fees
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To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank
As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:
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Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

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Expenses incurred for converting foreign currency into U.S. dollars.

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Expenses for cable, telex and fax transmissions and for delivery of securities.

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Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

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Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

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Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

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Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.
The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.
In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.
The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.
Payment of Taxes
You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.
Reclassifications, Recapitalizations and Mergers
If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination
How may the deposit agreement be amended?
We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted, which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.
How may the deposit agreement be terminated?
The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.
After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.
Books of Depositary
The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.
The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.
These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.
Limitations on Obligations and Liability
Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs
The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:
•
are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•
are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our Memorandum and Articles of Association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

•
are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Memorandum and Articles of Association or provisions of or governing deposited securities;

•
are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

•
are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

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may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

•
disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

•
disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.
In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.
Jurisdiction and Arbitration
The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.
Jury Trial Waiver
The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.
Requirements for Depositary Actions
Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:
•
payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•
satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•
compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.
Your Right to Receive the Shares Underlying Your ADSs
You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:
•
when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•
when you owe money to pay fees, taxes and similar charges;

•
when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•
for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.
This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System
In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

TAXATION
The material U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement pertaining to those securities.

PLAN OF DISTRIBUTION
We may sell or distribute our ADSs from time to time in one or more public or private transactions:
•
through underwriters;

•
through agents;

•
to dealers;

•
directly to one or more purchasers;

•
in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•
in block trades;

•
through a combination of any of the above; and

•
any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us:
•
at market prices prevailing at the time of sale;

•
at varying prices determined at the time of sale; or

•
at negotiated or fixed prices.

At any time a particular offer of the ADSs is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the ADSs and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.
In addition, we may distribute the ADSs as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the ADSs and reoffer them to the public by one or more of the methods described above.
Through Underwriters
If underwriters are used in a sale or distribution, the ADSs will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ADSs may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ADSs if any are purchased.
During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ADSs in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the ADSs they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the ADSs in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ADSs, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers
We may sell or distribute the ADSs directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.
If dealers are used in any of the sales or distribution of the ADSs covered by this prospectus, we will sell those ADSs to dealers as principals. The dealers may then resell the ADSs to the public at varying prices the dealers determine at the time of resale.
Direct Sales
We may sell or distribute the ADSs directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.
Delayed Delivery
If so indicated in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ADSs from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.
Derivative Transactions and Hedging
We and the underwriters may engage in derivative transactions involving the ADSs. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the ADSs, hold or resell ADSs acquired and purchase options or futures on the ADSs and other derivative instruments with returns linked to or related to changes in the price of the ADSs. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may carry out the derivative transactions through sales or distributions of the ADSs to the public, including short sales, or by lending the ADSs in order to facilitate short sale transactions by others. The underwriters may also use the ADSs purchased or borrowed from us or others (or, in the case of derivatives, ADSs received from us in settlement of those derivatives) to directly or indirectly settle sales of the ADSs or close out any related open borrowings of the ADSs.
Loans of Securities
We may loan or pledge the ADSs to a financial institution or other third party that in turn may sell the ADSs using this prospectus and an applicable prospectus supplement.
General
Agents, dealers and direct purchasers that participate in the distribution of the offered ADSs may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered ADSs by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ADSs we will offer. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our board members, executive officers, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and consolidated financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We will send our transfer agent a copy of all notices of our general meetings of shareholders and other reports, communications and information that are made generally available to shareholders. The transfer agent has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the transfer agent and will make available to all shareholders such notices and all such other reports and communications received by the transfer agent.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference the documents listed below:
•
our Annual Report on Form 20-F (File No. 001-41359) for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

•
the description of our Ordinary Shares contained in our registration statement on Form 8-A, filed with the SEC on April 20, 2022, and any amendment or report filed with the SEC for the purpose of updating the description;

•
with respect to each offering of ADSs under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus; and

•
the information specifically incorporated by reference herein from our report of foreign private issuer on Form 6-K filed with the SEC on April 25, 2023.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Belite Bio, Inc
12750 High Bluff Drive Suite 475,
San Diego, CA 92130
Tel: +1-858-246-6240
Attention: Chief Financial Officer

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:
•
political and economic stability,

•
an effective judicial system,

•
a favorable tax system,

•
the absence of foreign exchange control or currency restrictions, and

•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:
•
the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our Memorandum and Articles of Association does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors, and shareholders, be arbitrated.
Most of our directors and officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. As of the date of this prospectus, none of our officers, directors or other members of our senior management are located in China.
We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.
Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (a) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (b) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.
Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize and enforce a final and conclusive judgement in personam obtained in federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature, a fine or a penalty or similar fiscal or revenue obligations) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of the natural justice of Cayman Islands; (c) such judgment was not obtained by fraud; (d) such judgment was not obtained in a manner, and is not of a kind the enforcement of which, is contrary to natural justice or the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

LEGAL MATTERS
We are being represented by O’Melveny & Myers LLP with respect to legal matters of U.S. federal securities and New York State law. The validity of our ordinary shares represented by the ADSs and certain other matters of Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Commerce & Finance Law Offices. O’Melveny & Myers LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and may rely upon Commerce & Finance Law Offices with respect to matters governed by PRC law.

EXPERTS
The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022 have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The office of Marcum Asia CPAs LLP is located at 7 Penn Plaza, Suite 830, New York, NY 10001.

OFFERING EXPENSES
The following is an estimate of the expenses that we may incur in connection with a possible offering of securities registered under this registration statement.
SEC registration fee	$33,060
FINRA filing fee	$45,500
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and trustee fees and expenses	*
Miscellaneous	*
Total	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of directors and officers
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.
Our amended and restated articles of association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, costs, charges, expenses, losses, and damages incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, which is to include without prejudice to the generality of the foregoing, any costs, expenses, losses or damages incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.
Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.4 to the Registration Statement on Form F-1, as amended (File No. 333-264134), which was declared effective by the SEC on April 28, 2022, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9.   Exhibits
The exhibits listed on the exhibit index at the end of this Registration Statement have been furnished together with this Registration Statement.
Item 10.   Undertakings
(a)   The undersigned registrant hereby undertakes:
(i)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(1)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)   to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1), (a)(i)(2) and (a)(i)(3) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.
(ii)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(iii)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(iv)   To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.
(v)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(1)   each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and
(2)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(vi)   That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant, the undersigned registrant undertakes that in a primary offering of its securities pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit No	Description
1.1*	Form of Underwriting Agreement
4.1**	Third Amended and Restated Memorandum and Articles of Association, as currently in effect
4.2**	Specimen Certificate for Ordinary Shares
4.3**	Deposit Agreement, among Belite Bio, Inc, the depositary, and the holders and beneficial owners of American Depositary Shares issued thereunder
4.4**	Specimen American Depositary Receipt (included in Exhibit 4.3)
5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered
23.1†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.2†	Consent of Friedman LLP
23.3†	Consent of Marcum Asia CPAs LLP
23.4†	Consent of Commerce & Finance Law Offices
24.1†	Powers of Attorney (included on signature page to the registration statement)
107†	Filing Fee Table

*
To be filed as an exhibit to a post-effective amendment to this Registration Statement or as an exhibit to a report of foreign private issuer on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.

**
Previously filed with the Registration Statement on Form F-1 (File No. 333-264134), filed with the SEC on April 5, 2022.

†
Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, on May 1, 2023.
Belite Bio, Inc
By:
/s/ Yu-Hsin Lin

Name: Yu-Hsin Lin
Title: Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Yu-Hsin Lin and Hao-Yuan Chuang as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with this Registration Statement, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to this Registration Statement to be filed with the Securities and Exchange Commission, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:
Signature and Name	Title	Date
/s/ Yu-Hsin Lin Yu-Hsin Lin	Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	May 1, 2023
/s/ Wan-Shan Chen Wan-Shan Chen	Director	May 1, 2023
/s/ Hung-Wei Chen Hung-Wei Chen	Director	May 1, 2023
/s/ Hao-Yuan Chuang Hao-Yuan Chuang	Chief Financial Officer, Director (Principal Financial and Accounting Officer)	May 1, 2023
/s/ John M. Longo John M. Longo	Director	May 1, 2023
/s/ Ita Lu Ita Lu	Director	May 1, 2023
/s/ Gary C. Biddle Gary C. Biddle	Director	May 1, 2023

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Belite Bio, Inc has signed this registration statement on May 1, 2023.
Authorized U.S. Representative
Puglisi & Associates
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director